EXHIBIT 11

                  GEORGIA-PACIFIC CORPORATION AND SUBSIDIARIES
          STATEMENTS OF COMPUTATION OF PER SHARE EARNINGS (Unaudited)
                      (Millions, except per share amounts)

                                       Three Months
                                     Ended March 31,
                              ---------------------------
                                     1997      1996
                                     ----      ----
Income
-------------
Income before extraordinary item $     90  $     50
Extraordinary item, net of tax          -         -
                                 --------   -------

Net income                       $     90  $     50
                                 ========   =======

Weighted Average Shares
-----------------------
Common shares outstanding,
 net of restricted stock           90,979    90,478

Add - shares assumed to
 be issued under long-term
 incentive (restricted stock),
 stock option and stock
 purchase plans at the average
 market price                         380       563
                                 --------  --------

Primary shares                     91,359    91,041
                                 --------  --------

Add - additional shares assumed
 to be issued under long-term
 incentive (restricted stock),
 stock  option and stock
 purchase plans at quarter end
 market price (if higher than
 average market price)                  -         6
                                 --------  --------

Fully diluted shares               91,359    91,047
                                 ========   =======


Income Per Share
-----------------------
Income before extraordinary item $    .99  $    .55
Extraordinary item, net of tax        -         -
                                 --------  --------

Net income                       $    .99  $    .55
                                 ========   =======

Income Per Share - Primary
---------------------------------
Income before extraordinary item $    .99  $    .55
Extraordinary item, net of tax       -         -
                                 --------  --------

Net income                       $    .99  $    .55
                                 ========   =======



Income Per Share - Fully Diluted
---------------------------------------
Income before extraordinary item $    .99  $    .55
Extraordinary item, net of tax       -         -
                                 --------  --------

Net income                       $    .99  $    .55
                                 ========   =======

A single presentation of income per share is made on the Statements of Income because the effects of assuming issuance of common shares under long-term incentive, stock option and stock purchase plans are either antidilutive or insignificant.